Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FOURTH QUARTER AND FULL YEAR 2024

RESULTS AND DECLARES INCREASED REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, February 3, 2025 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full year 2024 results: The Company’s revenues in the fourth quarter 2024 were $80.1 million, compared to $65.7 million in the fourth quarter 2023, an increase of $14.4 million, or 21.9%. Lime and limestone revenues were $79.8 million in the fourth quarter 2024, compared to $65.4 million in the fourth quarter 2023, an increase of $14.4 million, or 22.0%. The increase in revenues in the fourth quarter 2024, compared to the fourth quarter 2023, resulted from an increase in average selling prices for the Company’s lime and limestone products and increased sales volumes, principally to the Company’s construction, environmental, and industrial customers.

For the full year 2024, the Company’s revenues were $317.7 million, compared to $281.3 million in the full year 2023, an increase of $36.4 million, or 12.9%. For the full year 2024, lime and limestone revenues were $316.7 million, compared to $280.2 million in the full year 2023, an increase of $36.5 million, or 13.0%. The increase in revenues in the full year 2024, compared to the full year 2023, resulted from an increase in average selling prices for the Company’s lime and limestone products, partially offset by a decrease in sales volumes resulting principally from decreased demand from the Company’s construction customers, offset in part by increased demand from its industrial, environmental, and roof shingle customers.

The Company’s gross profit was $35.4 million in the fourth quarter 2024, compared to $23.6 million in the fourth quarter 2023, an increase of $11.9 million, or 50.2%. The Company’s gross profit was $144.0 million in the full year 2024, compared to $102.9 million in the full year 2023, an increase of $41.1 million, or 40.0%. The Company’s lime and limestone gross profit was $35.3 million in the fourth quarter 2024, compared to $23.6 million in the fourth quarter 2023, an increase of $11.8 million, or 50.0%. The Company’s lime and limestone gross profit in the full year 2024 was $144.0 million, compared to $102.9 million in the full year 2023, an increase of $41.1 million, or 40.0%. The increases in gross profit in the fourth quarter and full year 2024, compared to the comparable 2023 periods, resulted primarily from the increases in revenues discussed above.

Selling, general and administrative (“SG&A”) expenses were $4.4 million in the fourth quarter 2024, compared to $4.6 million in the fourth quarter 2023, a decrease of $0.3 million, or 5.8%. SG&A expenses were $19.1 million in the full year 2024, compared to $17.4 million in the full year 2023, an increase of $1.6 million, or 9.2%. The increase in SG&A expenses in the full year 2024, compared to the full year 2023, was primarily due to increased personnel expenses, including stock-based compensation.

Other (income) expense, net was income of $3.1 million and $11.5 million in the fourth quarter and full year 2024, compared to income of $2.4 million and $7.9 million in the fourth quarter and full year 2023, reflecting increases of $0.7 million and $3.5 million, respectively. The increase in other (income) expense, net for the full year 2024, compared to the full year 2023, was primarily due to interest earned on higher average balances of cash and cash equivalents.

The Company reported net income of $27.0 million ($0.94 per share diluted) and $108.8 million ($3.79 per share diluted) in the fourth quarter and full year 2024, compared to $17.0 million ($0.60 per share diluted) and $74.5 million ($2.61 per share diluted) in the fourth quarter and full year 2023, reflecting increases of $10.0 million, or 58.8%, and $34.3 million, or 46.0%, respectively.

“We are pleased with the Company’s financial performance in 2024. Even though overall demand was down slightly, compared to 2023, we remain guardedly optimistic moving into the first part of 2025,” said Timothy W. Byrne, President and Chief Executive Officer.

Stock Split

On July 12, 2024, the Company effected a 5-for-1 split of its common stock in the form of a stock dividend of four additional shares of common stock for each share outstanding to shareholders of record at the close of business on June 21, 2024. All share and per share information throughout this News Release has been retroactively adjusted to reflect the stock split.

Dividend

The Company announced today that the Board of Directors has declared an increased regular quarterly cash dividend of $0.06 per share on the Company’s common stock. This dividend is payable on March 14, 2025 to shareholders of record at the close of business on February 21, 2025.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), roof shingle manufacturers, agriculture (including poultry producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma, and Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company-Shreveport, U.S. Lime Company-St. Clair, and U.S. Lime Company-Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company-O & G, LLC, has royalty and non-operated working interests in natural gas wells located in Johnson County, Texas, in the Barnett Shale Formation.

Any statements contained in this News Release, including, but not limited to, statements relating to changes in demand, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
INCOME STATEMENTS

Revenues	$80,062	$65,692	$317,721	$281,330
Cost of revenues	44,623	42,103	173,740	178,463
Gross profit	$35,439	$23,589	$143,981	$102,867

Selling, general and administrative expenses	4,352	4,619	19,058	17,445
Operating profit	$31,087	$18,970	$124,923	$85,422

Other (income) expense, net	(3,073)	(2,411)	(11,460)	(7,940)
Income tax expense	7,170	4,381	27,544	18,813
Net income	$26,990	$17,000	$108,839	$74,549

Income per share of common stock:
Basic	$0.94	$0.60	$3.81	$2.62
Diluted	$0.94	$0.60	$3.79	$2.61
Weighted-average shares outstanding:
Basic	28,594	28,485	28,574	28,455
Diluted	28,727	28,559	28,683	28,525
Cash dividends per share of common stock	$0.05	$0.04	$0.20	$0.16

			December 31,	December 31,
			2024	2023
BALANCE SHEETS
Assets:
Current assets			$354,782	$254,969
Property, plant and equipment, net			182,891	179,795
Other non-current assets			5,490	5,838
Total assets			$543,163	$440,602
Liabilities and Stockholders’ Equity:
Current liabilities			$16,962	$17,491
Deferred tax liabilities, net			23,659	24,659
Other long-term liabilities			4,801	5,348
Stockholders’ equity			497,741	393,104
Total liabilities and stockholders’ equity			$543,163	$440,602

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